Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tucows Inc.

We consent to the use of our report dated March 15, 2023, except for the schedule of the Condensed Financial Statements of Tucows Inc., which is as of April 1, 2024, with respect to the consolidated financial statements, which comprise the consolidated balance sheet of Tucows Inc. as of December 31, 2022, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the two‑year period ended December 31, 2022, and the related notes, and the schedule of the Condensed Financial Statements of Tucows Inc. as of December 31, 2022 and for each of the years in the two‑year period ended December 31, 2022 which is incorporated by reference and to the reference to our firm under the heading “Experts” in the Form S-8 dated February 25, 2025 of Tucows Inc.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

February 25, 2025

Vaughan, Canada